Exhibit 10.3
FORM OF

PERFORMANCE
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2009 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Shares:
Grant Date:

Pursuant to the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Boston Private Financial Holdings, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $1.00 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.
1.     Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement in writing or electronically through the Company’s Stock Plan Administration System. The shares of Restricted Stock awarded hereunder shall be issued electronically and allocated to the Grantee’s Stock Plan Administration System account and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified below (including, without limitation, Sections 2, 3 and 6, below). The shares of Restricted Stock so accepted shall be held in this account as granted by the Company through the vesting dates noted in Section 3, below. The Grantee shall forfeit this Award (whether vested or unvested) if the Grantee does not sign and deliver to the Company a copy of the Non-Solicitation and Confidentiality Agreement provided herewith (the “Non-Solicitation Agreement”) or acknowledge, in writing on such form provided by the Company, any similar covenants and obligations under an existing agreement with the Company or its Subsidiary, in either case, within 30 days of the Grant Date.

2.     Restrictions and Conditions.
(a)     Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.
(b)     Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
3.     Vesting of Restricted Stock. The restrictions and conditions in this Agreement shall lapse and the Restricted Stock shall vest based on the Company’s performance during the period beginning on January 1, 2011 and ending on December 31, 2013 (the “Measurement Period”). The Shares of Restricted Stock shall vest if, and only to the extent that, the Company achieves the performance targets described on Schedule A, hereto. The number of shares of Stock set forth above (the “Target Award”) represents the number of shares of Stock that will vest if the Company achieves target levels of performance, and the actual number of shares of Stock that may vest could be lower than the Target Award and could be zero. To the extent that the Company’s performance during the Measurement Period exceeds the target performance metrics described on Schedule A, the Grantee may be eligible to receive an award of a number of shares of Stock in addition to the Target Award, calculated pursuant to such schedule. The Grantee shall forfeit any portion of the Target Award that does not vest upon the conclusion of the Measurement Period. Subsequent to any such vesting date or dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.
4.     Termination of Employment. Except as otherwise provided in this Section 4, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated either (a) due to Grantee’s death or disability (as determined by the Administrator), (b) due to Grantee’s Retirement (as defined in the Plan), or (c) by the Company without Cause (as defined below), the Grantee shall be eligible to vest, upon the conclusion of the Measurement Period, with respect to a pro-rated portion of the Target Award, calculated based on the number of days during the Measurement Period from the Grant Date through the date the Grantee’s termination of employment, if, and only to the extent that, the Company achieves the performance targets described on Schedule A. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.
“Cause” means a termination of the Grantee’s employment as a result of (i) conviction of the Grantee of, or plea of guilty or nolo contendere by the Grantee to, a felony, or (ii) dishonest acts against the Company or any of its subsidiaries, or (iii) willful gross misconduct which is likely to cause financial loss to the Company or any of its Subsidiaries or to cause damage to the business reputation of the Company or any of its Subsidiaries, or (iv) willful and repeated misconduct or gross neglect constituting bad faith in performing the Grantee’s duties with the Company, or (v) breach of fiduciary duty involving personal profit to the Grantee. For purposes of clauses (iii) and (iv), no act, or failure to act, on the Grantee’s part shall be deemed “willful”

unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company and any of its subsidiaries. In the event the Grantee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to the Grantee for purposes of this Agreement and not this definition.
5.     Change of Control. Notwithstanding the provisions of Section 3, above, or the provisions of any agreement between the Grantee and Company or any Subsidiary that is in effect as of the date hereof, in the event of a Change of Control (as defined in Section 19 of the Plan) or Sale Event (as defined in Section 3(c)) of the Plan) prior to the end of the Measurement Period, (i) if, in connection with such Change of Control or Sale Event, this Award is not assumed or continued by the successor entity in such Change of Control or Sale Event or substituted with a new award of such successor (in accordance with Section 3(c) of the Plan), the restrictions and conditions in this Agreement shall lapse and the Restricted Stock shall automatically become vested with respect to a pro-rated portion of the Target Award calculated based on the number of days during the Measurement Period from the Grant Date through the effective date of such Change of Control or Sale Event, and (ii) if this Award is assumed or continued by the successor entity in such Change of Control or Sale Event or substituted with a new award of such successor subject to the provisions of the Plan, the Restricted Stock shall vest in accordance with Sections 3 and 4 and Schedule A of this Agreement (as applicable), subject, in each case, to the terms of the Plan and to any applicable adjustments to the performance metrics set forth on Schedule A in connection with such Change of Control or Sale Event that may be made in the sole discretion of the Administrator and the parties to such Change of Control or Sale Event.
6. Dividends. Dividends on Shares of Restricted Stock shall be accumulated and shall be subject to restrictions, conditions and risk of forfeiture to the same extent as the Shares of Restricted Stock granted hereunder. Such accumulated dividends shall be distributed and paid to the Grantee at such time and only to the extent that the Shares subject to this Award shall vest in accordance with Section 3 and Schedule A hereof.
7. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
8. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
9. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Section 10, below, and to the extent permitted under Section 2(d), the Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
10.     Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Section 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.
11.     No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
12.     Clawback. This Award and any shares of Stock granted hereunder (and any gains thereon) shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of such shares of Stock was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria. If the Company or its Subsidiaries terminate the Grantee’s employment due to the Grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder) which conduct, directly or indirectly results in the Company preparing an accounting restatement, and/or, if the Grantee breaches any provision of the Non-Solicitation Agreement (or, if applicable, such other agreement referenced in Paragraph 1, above) any shares of Stock granted hereunder, whether or not vested, (and any gains thereon) shall be subject to forfeiture, recovery and “clawback.”

13.     Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee's Signature

Grantee's name:

EXHIBIT A
PERFORMANCE TARGETS
The Restricted Stock shall vest based on the Company’s performance measured with reference to the following performance metrics for the Measurement Period:
1.     Primary Performance Metric: The Company’s return on average equity (or “ROE”) for the 2013 fiscal year. The Primary Performance Metric will determine the percentage of the Target Award that will vest (between 0 percent and 150 percent of the Target Award).
The Grantee shall be eligible to vest with respect to a percentage of the Target Award based on the Company’s attainment of the ROE targets, as set forth in the table below:

Performance Level	ROE for 2013 Fiscal Year	Percentage of Target Award Earned(1)
Threshold	8%	50%
Target	12%	100%
Significant Overachievement	13%	150%
(1) Interpolation between performance levels shall be measured on a straight line basis
If the threshold level is not achieved, then none of the shares of Restricted Stock shall vest and the Award shall be forfeited. The number of shares of Stock that may vest and/or be granted to the Grantee pursuant the Primary Performance Metric shall be referred to as the “Primary Metric Award.”
2.     Secondary Performance Metric: the Administrator shall review a combination of the following components to determine whether any adjustment to Primary Metric Award will be made for the Grantee. Such adjustment may result in a positive or negative adjustment from the Primary Metric Award of up to 20 percent:
(a)     TCE/RWA: Ratio of Tangible Common Equity to Risk Weighted Assets (“TCE/RWA”) as of the end of the Measurement Period compared to TCE/RWA for the Company’s peer group approved by the Administrator;
(b)     Efficiency Ratio: The Company’s efficiency ratio for the 2013 fiscal year; and
(c)     Revenue Growth: The Company’s compounded annual growth rate (“CAGR”) for the Measurement Period.

The Secondary Performance Metrics may adjust the Primary Metric Award in accordance with the table below:

Performance Level	TCE/RWA (vs. Peer Group)	Efficiency Ratio	CAGR	Adjustment to Primary Metric Award(1)
Threshold	25th Percentile	73%	3%	-20%
Target	Peer Median	70%	6%	0%
Significant Overachievement	75th Percentile	67%	8%	+20%
Relative Weight	33%	33%	33%
(1) Interpolation between performance levels shall be measured on a straight line basis.
(2) Subject to the Administrator’s discretion.
The final number of shares of Stock that shall vest (the “Final Award”) shall be determined and communicated to the Grantee by the Administrator as soon as reasonably practicable following the conclusion of the Measurement Period, but in no event, later than 90 days thereafter. The Administrator’s decision with respect to Final Award shall be conclusive and binding on the Grantee and his or her representatives or legatees. For purposes of clarity, the Grantee shall in no event receive or vest with respect to a number of shares of Stock representing more than 180 percent of the Target Award. As explained in the Agreement, to the extent that the Final Award exceeds the Target Award, the Grantee shall be entitled to receive an award of additional shares of Stock equal to such excess after the conclusion of the Measurement Period.